EXECUTION COPY

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION AND INTELLECTUAL

PROPERTY AGREEMENT

This Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement (the “Agreement”) is dated as of November 15, 2012, and effective as of December 1, 2012, by and between Document Security Systems, Inc., a New York corporation (“DSS”) and Patrick White (“Consultant”). Reference is hereby made to that certain Amended Consulting Agreement, dated as of even date herewith (the “Consulting Agreement”), between DSS and the Consultant. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Consulting Agreement.

NOW, THEREFORE, in consideration of the engagement of Consultant by DSS under the Consulting Agreement and the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.            Confidential Information.

(a)          For purposes of this Agreement, “Confidential Information” shall include any nonpublic knowledge and information relating to the actual or anticipated business or developments of DSS, including but not limited to technical data, trade secrets, intellectual property, know-how, product plans, customer information, software and source codes, inventions, processes, technology, research, marketing, financial information, or other business information, provided, however, that Confidential Information shall not include information which is or becomes publicly known without violation of any confidentiality obligation.

(b)          Consultant acknowledges that irreparable injury and damage to DSS will result from disclosure of Confidential Information to third parties or its use for any purposes. Consultant agrees, indefinitely:

(i)          to hold the Confidential Information in strictest confidence;

(ii)         not to disclose such Confidential Information to any third party except as specifically authorized, in advance, in writing, by DSS, and to use all precautions necessary to prevent the unauthorized disclosure of Confidential Information, including, without limitation, protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons to the Confidential Information;

(iii)        not to use any of the Confidential Information for any purpose, except as authorized in advance, in writing, by DSS;

(iv)        in the event of disclosure in accordance with Section 1(b)(ii) above, to limit disclosure to persons with a bona fide need to know Confidential Information and to the extent necessary to accomplish the purpose for which DSS has entered into this Agreement, to communicate to all persons to whom such Confidential Information is made available the strictly confidential nature of such Confidential Information and to obtain from all such persons agreement, in writing, to be bound by the restrictions imposed by this Agreement; and

(v)         in the event Consultant is required by law or legal process to disclose any Confidential Information, to provide DSS with ten (10) days prior written notice of such requirement (unless a shorter time period is specified by law or legal process as to the required response time) so that DSS may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; in the event that such protective order or other remedy is not obtained, or that DSS waives compliance with the provisions of this Agreement, to furnish only that portion of Confidential Information that is legally required and to use Consultant’s best efforts to obtain reliable assurances that confidential treatment will be accorded to that portion of Confidential Information to be disclosed.

2.            Restrictive Covenants.

(a)          Company Goodwill. Consultant acknowledges that DSS is engaged in the business of developing, licensing and selling anti-counterfeiting technologies and products (the “Business”), which is highly competitive. Consultant acknowledges that DSS will invest significant time, money, training and resources in Consultant to develop and maintain the Business and to otherwise create goodwill. Consultant acknowledges that the investments made by DSS directly develop goodwill for new customers of DSS and maintain goodwill for its existing customers. Consultant understands and acknowledges that the Confidential Information Consultant will have access to as a Consultant of DSS is not available to the general public and is not readily ascertainable through public sources, and is DSS’ proprietary trade secret and a unique and valuable asset of DSS. Consultant further acknowledges that but for Consultant’s consultant relationship with DSS, Consultant would not have access to the Confidential Information, and that all uses of Confidential Information inure to the benefit of DSS in furtherance of the development of goodwill for its customers. Consultant further acknowledges that Consultant owes a fiduciary duty to DSS because of Consultant’s status as a Consultant of DSS, and this duty encompasses a duty to act in good faith and to faithfully serve and be mindful of all of DSS’ interests. Consultant also acknowledges that if Consultant left the engagement of DSS, Consultant would be in an advantageous position, because of the Confidential Information provided to Consultant, to obtain the Business of and to serve DSS’ customers and to compete with DSS. Consultant further acknowledges that Consultant’s engagement or employment by a competitor of DSS would necessarily require that Consultant disclose or use Confidential Information provided to Consultant by DSS, and that the use of such Confidential Information to obtain the Business of DSS’ customers and to compete with DSS would be a breach of this Agreement. Therefore, Consultant acknowledges that the value of the Business would be seriously diminished if Consultant was to violate the confidentiality provisions in Section 1 or if Consultant engaged in certain conduct during a certain time period, as set forth in this Section 2 or below in Section 3.

(b)          Non-Competition Covenant. While engaged with DSS (except for the exclusive benefit of DSS), and for a period of one (1) year from and after the date of termination of the Consulting Agreement (the “Non-Compete Restricted Period”), Consultant shall not engage or compete, directly or indirectly, as a principal, on his or its own account, or as a shareholder, officer, director, employee, agent, partner or joint venturer in any corporation or business entity, in any business engaged in the sale, distribution, manufacture or provision of products, technologies or services relating to the development of software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies, in any geographical area in which the DSS or any Subsidiary of DSS has heretofore marketed such products, technologies or services; nor during such period and within the same area to extend credit, lend money, furnish quarters or give advice to any such business or proposed business entity; nor within the same area to ship or cause to be shipped or participate in the shipping of any such products for purposes of resale; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized stock exchange or market.

(c)          Non-Solicitation Covenant. While engaged by DSS (except for the exclusive benefit of DSS), and for a period of one (1) year from and after the date of termination of the Consulting Agreement (the “Non-Solicitation Restricted Period”), Consultant shall not, at any time solicit, or attempt to solicit, or accept business from, directly or indirectly, any Customer of DSS (or any subsidiary or division of DSS) that has purchased or licensed DSS’ (or any subsidiary or division of DSS) intellectual property, products or services, nor solicit, or attempt to solicit, any present employee of DSS (or any subdivision or division of DSS) to become an employee of any other business or business entity; nor at any time without DSS’ prior written consent, directly or indirectly discuss, publish or otherwise divulge any Confidential Information, unless such information is or becomes rightfully publicly known; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized exchange or market. For purposes of this Section 2(c), a “Customer” shall mean any person, persons, foreign or domestic governmental entity or company that DSS, or any division or subsidiary of DSS, has provided technology, products or services to during the twenty-four (24) month period immediately preceding the date of termination of the Consulting Agreement. A Customer shall also include any person, persons, foreign or domestic governmental entity or company that DSS is in discussions or negotiations with for the provision of such technology, products or services at the time of termination of the Consulting Agreement.

(d)          Consideration. The parties agree that the consideration described in that certain Consulting Agreement executed by and between the parties on even date herewith constitutes full and fair consideration for the restrictive covenants contained in this Agreement.

3.            Intellectual Property Rights.

(a)          Works Made For Hire. Consultant agrees that all works that Consultant produces or has produced either solely or with others, during Consultant’s engagement by DSS (each a “Work”, and collectively, the “Works”), have been or are prepared as part of and in the course of such engagement, and, in each case, constitute a work made for hire as that term is defined in 17 U.S.C. Section 101, and, as such, all right, title and interest in each Work, and all intellectual property therein resulting therefrom, shall be owned by DSS. In the event that all or any part of a Work is for any reason deemed not to be a work made for hire, or in the event that Consultant should, by operation of law, be deemed to retain any rights in a Work, then Consultant hereby irrevocably and unconditionally assigns to DSS all right, title and interest in and to such Work, and all intellectual property therein or resulting therefrom, and related proprietary information and intellectual property. Consultant agrees that DSS, as the owner of all rights to the Works, has the full and complete right to prepare and create derivative works based upon the Works and any derivative works of such Works, and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Works and derivative works anywhere in the World. Notwithstanding any language to the contrary herein, nothing herein shall be construed to give DSS any rights to “Works” of Consultant that predate the execution of this agreement and/or that are unrelated to software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies.

(b)          Inventions. The Consultant agrees to communicate to DSS promptly and fully in writing, in such form as DSS may deem appropriate, all inventions, processes, techniques, discoveries, source or object code, trade secrets and know-how (whether or not patentable or registrable under copyright or similar statutes) with respect to the development of software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies made, discovered, conceived, developed or reduced to practice by Consultant, whether alone or jointly with others, during Consultant’s engagement with DSS, as the case may be, whether or not done during work hours, that (A) relate to past, existing or contemplated business or research activities of DSS; (B) are or have been suggested by, or result from, Consultant’s engagement with DSS; or (C) result or have resulted from the use of time, materials or facilities of DSS (each an “Invention”, and collectively, the “Inventions”). Consultant agrees to make and maintain adequate permanent records of all Inventions, in the form of memoranda, notebook entries, drawings, print-outs or reports relating thereto, and agrees that these records, as well as the Inventions themselves, shall be and remain the exclusive property of DSS. Consultant hereby irrevocably and unconditionally assigns to DSS all rights, title and interest in and to all Inventions and written material, and all intellectual property therein or resulting therefrom, which become the property of DSS pursuant to this Section, and all patents which may be attained on them in the United States and all foreign countries. If Consultant has any right or rights to Inventions, including any moral rights or similar rights existing under the judicial or statutory law of any country or jurisdiction in the World, or any foreign treaty, that cannot be assigned to DSS or waived by Consultant, then Consultant unconditionally grants to DSS during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, full paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions. Further, Consultant agrees, upon request of DSS, to take all steps necessary to cause any third party to promptly and fully disclose and assign all patents, copyrights and other intellectual property created by Consultant and such third party during the period of Consultant’s engagement. Notwithstanding any language to the contrary herein, nothing herein shall be construed to give DSS any rights to Inventions of Consultant that predate the execution of this agreement and/or that are unrelated to software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies.

(c)          Cooperation. Consultant agrees to cooperate with DSS or DSS’ designee, during the period of Consultant’s engagement with DSS and at all times thereafter, in securing and protecting patent, trademark, copyright or other intellectual property rights in the United States and foreign countries, in any Invention or Work. Consultant specifically agrees to execute any and all documents that DSS deems necessary, and to otherwise assist DSS, or its successors, assigns and designees, to protect its or their interests and to vest in it or them all right, title and interest in all Inventions and Works, including assignments of copyrights and Inventions, and to attain, enforce or defend for DSS’ benefit, patents, copyrights or other legal protections from the Inventions and Works in the United States and all foreign countries. Consultant further agrees to provide such evidence and testimony as may be necessary to secure and enforce DSS’ or its designees’ rights.

(d)          Appointment. Consultant hereby irrevocably designates and appoints DSS, and its duly authorized officers and agents, as Consultant’s agent and attorney-in-fact to act for and on Consultant’s behalf, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth in this Section including, but not limited to, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and Works thereto with the same legal force and effect as if executed by Consultant.

4.            No Competing Obligations. Consultant hereby represents, warrants and covenants to DSS that Consultant is not, and for the duration of Consultant’s engagement with DSS, will not become, subject to any contractual or other binding commitments or obligations to any third party that are inconsistent with Consultant’s obligations under this Agreement, such that Consultant can perform freely Consultant’s obligations hereunder without violating any document or other third party agreement or arrangement or any applicable law, including, without limitation, any agreements or other obligations or documents relating to non-competition, solicitation, confidentiality, trade secrets, proprietary information, or works for hire.

5.            Remedy for Breach of Covenants. Consultant acknowledges that the financial hardship to DSS as a result of breach of any covenant in this Agreement by Consultant may be difficult or impossible to measure in dollars and that no remedy at law will be adequate to compensate DSS for such violation; therefore, the parties acknowledge and agree that upon a breach or threatened breach of this Agreement by Consultant, DSS will be entitled to injunctive relief, including the issuance of a temporary restraining order or preliminary injunction, in addition to any rights or legal remedies at law. Should a court of competent jurisdiction declare any of the covenants set forth in this Agreement unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court will be empowered to, and will, grant DSS injunctive relief to the extent reasonably necessary to protect DSS’ interests. If Consultant violates any covenant contained in this Agreement, and if any action is instituted by DSS to prevent or enjoin such violation, then the period of time during which Consultant’s activities will be restricted as provided in this Agreement will be lengthened by a period of time equal to the period between the date upon which Consultant is found to have first violated the restrictions, and the date on which the decree of the court disposing of the issues upon the merits will become final and not subject to appeal.

6.            Survival. This Agreement and all the covenants contained herein will remain in effect for an indefinite period of time and will not be terminated by any event whatsoever other than a writing signed by all parties to this Agreement which expressly terminates it and the covenants herein.

7.            DSS. For purposes of this Agreement, the term “DSS” shall include DSS, its subsidiaries, affiliates, successors and/or assigns. Any consultant of any subsidiary of DSS shall be deemed a consultant of DSS for purposes of enforcement of the terms and provisions of this Agreement.

8.            Notices. Any notice required to be given with respect to this Agreement will be in writing and delivered to DSS or Consultant’s then current address. Notice shall be deemed to have been duly given: (i) when delivered personally; (ii) one (1) day after being deposited with a nationally recognized overnight courier with instructions for next day delivery; or (iii) five (5) days after deposited in the mail, certified or registered, return receipt requested, and with the proper postage prepaid.

9.            Waiver. Any of the terms or conditions of this Agreement may be waived in writing by the party which is entitled to the benefits hereof. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of such provision at any time in the future or a waiver of any other provisions hereof.

10.          Captions. The captions set forth in this Agreement are for convenience only and will not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

11.          Successors and Assigns. Notwithstanding the foregoing, Consultant may not assign all or part of his rights and obligations under this Agreement, since they are personal to Consultant and constitute material consideration of DSS. DSS may assign and/or delegate all or part of its rights and obligations under this Agreement without the written consent of Consultant. Upon assignment of this Agreement by DSS, the assignee thereof will receive the benefits and burdens set forth herein.

12.          Counterparts. This Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute one and the same Agreement. A signature delivered by PDF, facsimile or other electronic means will be deemed an original signature to this Agreement.

13.          Governing Law. This Agreement will in all respects be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to principles of conflict of laws that would defer to or result in the application of the laws of another jurisdiction.

14.          Legal Fees. If any action or proceeding is initiated to enforce the terms and provisions of this Agreement, the party prevailing in such action will be entitled to collect its reasonable attorneys’ fees and costs from the non-prevailing party.

15.          Exclusive Jurisdiction and Consent to Service of Process. The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement will be instituted in a federal or state court having jurisdiction over Monroe County, New York, which will be the exclusive jurisdiction and venue of said legal proceedings and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against such party when transmitted in accordance with the notice provision herein. Nothing contained herein will be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

16.          Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the matters contemplated hereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters. To the extent any provisions of any other agreements executed by the parties shall conflict with the subject matter of this Agreement, the provisions of this Agreement shall control.

17.          Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same will be in writing and duly executed by the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Philip Jones
Chief Financial Officer

CONSULTANT:

/s/ Patrick White
Patrick White

[White Restrictive Covenant Agreement]